Exhibit 10.4
CARDIAC SCIENCE
EXECUTIVE INCENTIVE PLAN
June 2010
SECTION 1 — INTRODUCTION
Plan Objectives
The goal of Cardiac Science’s Executive Incentive Plan (the “Plan”) is to enhance and reinforce the goals of Cardiac Science Corporation (the “Company”) by providing Participants with additional financial incentives and rewards upon the attainment of such goals. Final approval of the payment of any awards made under the Plan is subject to the sole discretion of the Compensation Committee. This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor Regulation Section 2510.3-2(c) and shall be construed and administered in accordance with such intention.
Effective Date
The Plan is effective beginning June 1, 2010 and ending December 31, 2010 coinciding with the Company’s annual fiscal year and will be referred to as the “Year” or “Plan Year”. This plan supersedes any and all prior Executive Incentive Plans.
SECTION 2 — DEFINITIONS
Unless defined elsewhere in the Plan, definitions of terms as used throughout this Plan document are as follows:
•	“Executive” means an employee who holds a VP level position or higher.

•	“Participant(s)” means an “Executive”, as the case may be, designated and approved by the Compensation Committee and/or the Chief Executive Officer to participate in the Plan.
SECTION 3 — PLAN ADMINISTRATION
Administration
The Plan shall be administered by the Chief Executive Officer under the oversight of and subject to the discretion of the Compensation Committee.
Participation
Participation in the Plan shall be limited to Executives of the Company selected by the Chief Executive Officer and/or the Compensation Committee who remain employed during the applicable vesting period and date. In addition to be or remain eligible to participate in the Plan, an employee’s performance in the Plan Year must be at or above the Company’s performance expectations for that employee. In selecting Participants, the Chief Executive Officer and/or the Compensation Committee shall consider an employee’s position and potential impact on the Company’s business results and performance. Any bonus for a Participant who joins the Plan after the start of the Plan Year will be based on the Participant’s base salary gross earnings beginning when the Participant becomes eligible during the Plan Year.
Payment of Incentives
Normal Payment. Bonus vests and is payable in two parts as follows: (1) 50% shall vest and be payable in bi-weekly installments through regularly scheduled payroll effective June 1, 2010; (2) 50% shall vest on December
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31, 2010 and be payable in the first regularly scheduled payroll thereafter. There shall be no pro-rated bonus if participants’ employment terms prior to December 31, 2010.
Should an Executive Employment Agreement be in effect, and the executive becomes eligible for payment under the change in control (“CIC”) provisions of such agreement, on the effective date on which the executive becomes eligible for payments under the CIC, the CIC provisions supersede, the Executive Incentive Plan becomes null and void from that point and there will be no future payments under the Executive Incentive Plan.
Plan Changes
The Company reserves the right to amend, revoke, or terminate this Plan or any portion of it, at any time, for any reason whatsoever, with or without cause or advance notice. Payments may not be made under this Plan at any time if, in the sole discretion of the Chief Executive Officer or Compensation Committee, the overall performance or financial condition of the Company does not warrant the payment of incentive awards.
Other Conditions
Right of Assignment. No Participant may sell, assign, transfer, discount, or pledge as collateral for a loan or otherwise anticipate his or her right to any distribution under the Plan. In the event of a Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.
Right of Employment. Nothing in this Agreement alters the “at will” nature of every Participant’s employment. A Participant or the Company may terminate a Participant’s employment relationship with the Company for any reason or for no reason, with or without cause or advance notice.
Withholding for Taxes. The Company shall have the right, and the Participant consents, to deduct from all payments under this Plan any federal or state taxes or other payroll withholdings required by law to be withheld with respect to such payments.
Section 409A. The Company makes no representations or warranties to Participants with respect to any tax, economic or legal consequences of this Plan or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder and any applicable guidance (together “Code Section 409A”) and no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from a Participant or any other individual to the Company or any of its affiliates. Each Participant by accepting payment under the Plan shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Plan and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Plan (and such payments and benefits), the parties intend that this Plan (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. In addition, if a Participant is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Plan during the six month period immediately following a Participant’s “separation from service,” as defined under Code Section 409A, shall not be paid to the Participant during such period, but shall be accumulated and paid to the Participant in a lump sum on the first business day after the earlier of the date that is six months following his or her separation from service or his or her death. Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions. In accordance with the foregoing, the Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent permitted by and
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necessary to comply with Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A.
Gender. Any masculine terminology used herein shall also include the feminine, and the definition of any terms herein in the singular shall also include the plural.
SECTION 4 — OPERATING RULES
Plan Design
The Compensation Committee, may, at any time in its sole discretion, based on relevant facts and circumstances, adjust incentive percentages or actual payout levels to be above or below the established targets.
Bonus. For 2010, bonuses are based on participant continuing to perform the following:
1.	Take or support actions to assure ongoing liquidity.

2.	Take or support appropriate actions to assure public safety within the means of the company.

3.	Take or support strategic actions to optimize shareholder value.

4.	Assure continuity of key systems, processes and business functions.

5.	Assure ongoing compliance with applicable laws, regulations and standards within span of control.
Target Incentives A Participant’s target incentive is a percentage of annual base salary gross earnings based on his or her position with the Company in accordance with the chart below.

CEO	CFO/SVP	VP
100%	100%	60%
The Compensation Committee, may, at any time in its sole discretion, based on relevant facts and circumstances, adjust incentive percentages or actual payout levels to be above or below the established targets.
The Plan is adopted by the Company and is effective June 1, 2010.
CARDIAC SCIENCE CORPORATION

By:

Its:

Date:

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